Exhibit 99.1

Yum China Reports Second Quarter 2021 Results

Total Revenues grew 29%. System Sales grew 14% and Same-Store Sales were up 5% in constant currency

Opened 404 new stores; Total stores reached 11,023, an increase of 1,069 stores year over year

Reported $233 million Operating Profit

Shanghai, China (July 28, 2021) – Yum China Holdings, Inc. (the “Company” or “Yum China”) (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the second quarter ended June 30, 2021.

Impact of COVID-19 Outbreak and Mitigation Efforts

Second quarter operations improved from a year ago. System sales and operating profit grew year over year. System sales growth was led by accelerated new store openings and same-store sales growth. Operating profit growth was further driven by lower commodity prices, and productivity improvements.

The COVID-19 pandemic continued to impact the Company’s operations and results in the second quarter. Same-store sales recovery to pre-COVID levels was interrupted by the Delta variant outbreak in southern China, which started in late May. Local authorities tightened preventive health measures and social distancing requirements. Many communities were locked down. At the peak of this outbreak, approximately 400 of our restaurants were either temporarily closed or provided delivery and takeaway services only. This represents nearly 30% of our restaurants in Guangdong province, which has two of the four tier one cities in China, is the largest economy in China and one of Yum China’s largest markets. Across China, cautious consumer behavior persists as sporadic outbreaks remind consumers of the lingering risks. Same-store dine-in volume is still well below 2019 levels while off-premise occasions continue to grow rapidly. Overall, the pace of recovery varied by region with eastern and western China recovering relatively faster.

Traffic at our transportation and tourist locations improved from the first quarter but remained well below pre-COVID levels. According to government statistics, tourism spending for the three holidays in the second quarter was still down 20% to 40% compared to 2019. The impact was more pronounced for KFC, with its higher mix of stores in transportation and tourist locations.

As we entered July, traffic and sales continue to be pressured by lingering effects of COVID-19, such as reduced travel, a shortened school holiday and regional outbreaks in Yunnan. The latest outbreak in Nanjing, the capital city of Jiangsu province, is still evolving. The Company continues to expect that a full recovery of same-store sales will take time, with the recovery path impacted by regional resurgences and the corresponding public health measures. We will continue to focus on the elements of the business under our control, such as food innovation, compelling value propositions, a focus on customer experience, and operating efficiency, to drive sales and protect margins.

Second Quarter Highlights

●	Total revenues increased 29% year over year to $2.45 billion from $1.90 billion (a 17% increase excluding foreign currency translation (“F/X”)).
●	Total system sales increased 14% year over year, with increases of 14% at KFC and 16% at Pizza Hut, excluding F/X.
●	Same-store sales increased 5% year over year, with increases of 4% at KFC and 11% at Pizza Hut, excluding F/X.
●	Opened 404 new stores during the quarter.
●	Total store count reached 11,023 as of June 30, 2021, an increase of 1,069 stores over the past year.
●	Restaurant margin was 15.8%, compared with 13.7% in the prior year period.
●	Operating Profit increased 83% year over year to $233 million from $128 million (a 65% increase excluding F/X).
●	Adjusted Operating Profit increased 80% year over year to $237 million from $132 million (a 63% increase excluding F/X).

Yum China Holdings, Inc. •  Shanghai, China •  Website http://ir.yumchina.com

●	Effective tax rate was 24.8%.
●	Net Income increased 37% to $181 million from $132 million in the prior year period, primarily due to the increase in Operating Profit.
●

Adjusted Net Income increased 36% to $185 million from $136 million in the prior year period (a 72% increase excluding the net gains of $5 million and $31 million in the second quarter of 2021 and 2020, respectively, from our mark-to-market equity investments; a 55% increase if further excluding F/X).

●	Diluted EPS increased 24% to $0.42 from $0.34 in the prior year period.
●

Adjusted Diluted EPS increased 20% to $0.42 from $0.35 in the prior year period (a 52% increase excluding the net gains from our mark-to-market equity investments in the second quarter of 2021 and 2020; a 37% increase if further excluding F/X).

●	Results include the consolidation of Huang Ji Huang since April 2020, and Suzhou KFC since August 2020.

Key Financial Results

	Second Quarter 2021				Year to Date Ended 6/30/2021
	% Change				% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	+14	+5	+11	+83	+24	+8	+11	+156
KFC	+14	+4	+13	+50	+19	+5	+13	+81
Pizza Hut	+16	+11	+7	+151	+33	+23	+7	NM

	Second Quarter				Year to Date Ended 6/30
(in US$ million, except			% Change				% Change
per share data and percentages)	2021	2020	Reported	Ex F/X	2021	2020	Reported	Ex F/X
Operating Profit	$233	$128	+83	+65	$575	$225	+156	+134
Adjusted Operating Profit[1]	$237	$132	+80	+63	$582	$230	+153	+132
Net Income	$181	$132	+37	+24	$411	$194	+112	+93
Adjusted Net Income[1]	$185	$136	+36	+23	$418	$199	+110	+92
Basic Earnings Per Common Share	$0.43	$0.35	+23	+11	$0.98	$0.51	+92	+75
Adjusted Basic Earnings Per
Common Share[1]	$0.44	$0.36	+22	+11	$0.99	$0.53	+87	+72
Diluted Earnings Per Common Share	$0.42	$0.34	+24	+12	$0.95	$0.50	+90	+72
Adjusted Diluted Earnings Per
Common Share[1]	$0.42	$0.35	+20	+9	$0.96	$0.51	+88	+73

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note:  All comparisons are versus the same period a year ago.

NM refers to not meaningful.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “We delivered another quarter of solid performance. Pizza Hut achieved stellar performance and is expected to become another growth engine. KFC remained resilient and drove robust system sales and operating profit growth. Yum China continues to accelerate store network expansion. In less than one year, we increased total store count from 10,000 to over 11,000 stores. With 719 gross new stores opened in the first half, we now expect to open around 1,300 new stores in 2021. In addition to unit growth, we are focused on driving consumers back to the stores with our great food and compelling value offers. We are also capturing off-premise demand with our hybrid delivery model and increasing network density. Leveraging our vast membership base and digital platform, we are more nimble than ever.”

Wat continued, “Despite the challenges posed by the pandemic, we are well-positioned to capture the market opportunities in China. Consumers love the delicious food and value-for-money that KFC and Pizza Hut offer. COFFii & JOY and Lavazza are also making good progress. Our digital platform and operational excellence help to enhance customer experience. We are committed and confident in achieving sustainable growth for many years to come.”

Andy Yeung, CFO of Yum China, added, “We achieved solid system sales and operating profit growth, both comparing to the prior year and to pre-pandemic 2019 levels, even though the recovery trajectory in the quarter was disrupted by the Delta variant outbreak in southern China. On a two-year basis, Pizza Hut’s system sales growth returned to positive and KFC’s system sales grew an impressive 7% led by rapid new store openings. Our strong operating profit growth reflected operational excellence and continued improvement in operating efficiency.”

Yeung continued, “With the lingering effects of the pandemic, we continue to expect full recovery of same-store sales to pre-pandemic 2019 levels to take time, with a recovery path that is nonlinear and uneven. We plan to invest more in marketing, value proposition and customer service to drive traffic. In addition, rising commodity prices will become a headwind and likely turn into inflationary pressure in the later part of this year. Recent wage increases will also put more pressure on the margins for the balance of the year. Nevertheless, we are committed to driving long-term returns for our shareholders. After careful deliberations that balanced the COVID-19 risks and our strong liquidity position, the Board of Directors has approved the resumption of share repurchases.”

Dividends and Share Repurchases

●

The Board of Directors declared a cash dividend of $0.12 per share on Yum China’s common stock, payable as of the close of business on September 16, 2021 to shareholders of record as of the close of business on August 25, 2021.

●	The Board of Directors has approved the resumption of share repurchases.

Digital and Delivery

●	The KFC and Pizza Hut loyalty programs exceeded 330 million members combined as of quarter-end. Member sales accounted for approximately 61% of system sales in the second quarter of 2021.
●

Delivery contributed approximately 30% of KFC and Pizza Hut’s Company sales in the second quarter of 2021, an increase of approximately one percentage point from the prior year period as consumers are still cautious about dine-in.

●	Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 85% of KFC and Pizza Hut’s Company sales in the second quarter of 2021.
KFC and Pizza Hut Total	Second Quarter		Year to Date Ended 6/30
	2021	2020	2021	2020
Member count (as of period-end)	330 million+	265 million+	330 million+	265 million+
Member sales as % of system sales	~61%	~62%	~61%	~61%
Delivery as % of Company sales	~30%	~29%	~31%	~32%
Digital orders as % of Company sales	~85%	~80%	~85%	~80%

New-Unit Development and Asset Upgrade

●	The Company opened 404 new stores in the second quarter of 2021, mainly driven by development of the KFC brand and acceleration of the Pizza Hut brand.
●	The Company remodeled 316 stores in the second quarter of 2021.
	New Units		Restaurant Count
	Second Quarter	Year to Date	As of June 30
	2021	Ended 6/30/2021	2021	2020
Yum China	404	719	11,023	9,954
KFC	280	533	7,609	6,749
Pizza Hut	64	108	2,425	2,258
Others[2]	60	78	989	947

2 Others include Taco Bell, Little Sheep, Huang Ji Huang, East Dawning, COFFii & JOY and Lavazza.

Restaurant Margin

●

Restaurant margin was 15.8% in the second quarter of 2021, compared with 13.7% in the prior year period, primarily attributable to improvement in sales, favorable commodity prices and higher productivity, partially offset by lower temporary relief provided by landlords and government agencies and wage inflation.

	Second Quarter			Year to Date Ended 6/30
	2021	2020	ppts change	2021	2020	ppts change
Yum China	15.8%	13.7%	+2.1	17.3%	12.2%	+5.1
KFC	16.8%	14.6%	+2.2	18.4%	14.1%	+4.3
Pizza Hut	13.1%	11.2%	+1.9	14.2%	6.4%	+7.8

2021 Outlook

The Company is updating the following fiscal year 2021 targets:

•	To open approximately 1,300 gross new stores, an increase compared to the original target of 1,000, primarily due to the acceleration of KFC and Pizza Hut store expansion.
•

To make capital expenditures of approximately $700-800 million, an increase compared to the original target of $600 million, as a result of additional new stores and stepped-up investment in infrastructure and digitalization.

Other Updates

•

On June 8, 2021, the Company announced that it has signed the Business Ambition for 1.5[o]C Commitment Letter, as part of the global Science Based Targets initiative (SBTi). In committing to the SBTi, the Company pledges to align its business with the most ambitious aim of the Paris Agreement, to limit global temperature rise to 1.5 [o]C above pre-industrial levels and reach net-zero global emissions by 2050. The Company will also disclose its climate impact through CDP.

•

On June 18, 2021, the Company issued its 2020 Sustainability Report, which highlights Yum China’s commitment to sustainability and provides an overview of progress made in 2020 towards its sustainability goals.

•	The Company will host a virtual Investor Day on Thursday, September 23, 2021 (Beijing/Hong Kong Time). A webcast will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

Note on Non-GAAP Adjusted Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00 p.m. U.S. Eastern Time on Wednesday, July 28, 2021 (8:00 a.m. Beijing/Hong Kong Time on Thursday, July 29, 2021).

A live webcast of the call may be accessed at https://edge.media-server.com/mmc/p/mn2iyycc.

To join by phone, please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique registrant ID.

Pre-registration Link:	http://apac.directeventreg.com/registration/event/5196089
Conference ID:	5196089

A replay of the conference call will be available two hours after the call ends until 10:00 a.m. U.S. Eastern Time on Thursday, August 5, 2021 (10:00 p.m. Beijing/Hong Kong Time on Thursday, August 5, 2021) and may be accessed by phone at the following numbers:

U.S.:	1 855 452 5696
Mainland China:	400 602 2065 or 800 870 0206
Hong Kong:	+852 3051 2780
U.K.:	0808 234 0072
International:	+61 2 8199 0299

Replay access code:	5196089

Additionally, this earnings release, the accompanying slides, a live webcast and an archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2021 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, growth, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 pandemic, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 pandemic and regional resurgences, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, Huang Ji Huang, East Dawning and COFFii & JOY concepts outright. In addition, Yum China has partnered with Lavazza to explore and develop the Lavazza coffee shop concept in China. The Company had 11,023 restaurants in over 1,500 cities at the end of June 2021. Yum China ranked # 363 on the Fortune 500 list and was named to TIME100 Most Influential Companies list in 2021. Yum China has been named the Industry Leader for the Restaurant & Leisure Facilities Industry in the 2020 Dow Jones Sustainability Indices. In 2021, Yum China was named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2021 in China by the Top Employers Institute, both for the third consecutive year. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	6/30/2021	6/30/2020	B/(W)		6/30/2021	6/30/2020	B/(W)
Revenues
Company sales	$2,233	$1,692	32		$4,564	$3,240	41
Franchise fees and income	38	37	4		80	72	11
Revenues from transactions with franchisees and unconsolidated affiliates	164	157	5		335	318	6
Other revenues	16	16	(1)		29	26	11
Total revenues	2,451	1,902	29		5,008	3,656	37
Costs and Expenses, Net
Company restaurants
Food and paper	686	556	(23)		1,390	1,051	(32)
Payroll and employee benefits	540	384	(41)		1,084	778	(39)
Occupancy and other operating expenses	653	521	(25)		1,301	1,015	(28)
Company restaurant expenses	1,879	1,461	(29)		3,775	2,844	(33)
General and administrative expenses	136	113	(19)		266	212	(25)
Franchise expenses	16	16	2		33	33	3
Expenses for transactions with franchisees and unconsolidated affiliates	160	160	—		329	316	(4)
Other operating costs and expenses	13	13	(4)		24	23	(5)
Closures and impairment expenses, net	13	21	39		11	29	62
Other expenses (income), net	1	(10)	NM		(5)	(26)	(82)
Total costs and expenses, net	2,218	1,774	(25)		4,433	3,431	(29)
Operating Profit	233	128	83		575	225	156
Interest income, net	16	8	85		31	17	77
Investment gain (loss)	8	45	(83)		(4)	37	NM
Income Before Income Taxes	257	181	42		602	279	115
Income tax provision	(64)	(45)	(39)		(166)	(77)	(113)
Net income – including noncontrolling interests	193	136	42		436	202	116
Net income – noncontrolling interests	12	4	(229)		25	8	(216)
Net Income – Yum China Holdings, Inc.	$181	$132	37		$411	$194	112
Effective tax rate	24.8%	25.2%	0.4	ppts.	27.6%	27.8%	0.2	ppts.

Basic Earnings Per Common Share	$0.43	$0.35			$0.98	$0.51
Weighted-average shares outstanding (in millions)	421	377			420	376

Diluted Earnings Per Common Share	$0.42	$0.34			$0.95	$0.50
Weighted-average shares outstanding (in millions)	435	388			434	387

Cash Dividends Declared Per Common Share	$0.12	$-			$0.24	$0.12

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.7	32.9	2.2	ppts.	30.5	32.4	1.9	ppts.
Payroll and employee benefits	24.2	22.7	(1.5)	ppts.	23.8	24.0	0.2	ppts.
Occupancy and other operating expenses	29.3	30.7	1.4	ppts.	28.4	31.4	3.0	ppts.
Restaurant margin	15.8%	13.7%	2.1	ppts.	17.3%	12.2%	5.1	ppts.
Operating margin	10.4%	7.5%	2.9	ppts.	12.6%	7.0%	5.6	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	6/30/2021	6/30/2020	B/(W)		6/30/2021	6/30/2020	B/(W)
Revenues
Company sales	$1,687	$1,260	34		$3,470	$2,480	40
Franchise fees and income	30	32	(3)		63	65	(2)
Revenues from transactions with franchisees and unconsolidated affiliates	14	15	(5)		29	31	(5)
Other revenues	3	—	NM		4	—	NM
Total revenues	1,734	1,307	33		3,566	2,576	38
Costs and Expenses, Net
Company restaurants
Food and paper	522	419	(25)		1,062	811	(31)
Payroll and employee benefits	391	271	(44)		789	558	(42)
Occupancy and other operating expenses	490	387	(27)		980	762	(29)
Company restaurant expenses	1,403	1,077	(30)		2,831	2,131	(33)
General and administrative expenses	58	42	(38)		113	88	(28)
Franchise expenses	15	16	2		31	32	3
Expenses for transactions with franchisees and unconsolidated affiliates	14	15	6		29	31	6
Other operating costs and expenses	1	—	NM		1	—	NM
Closures and impairment expenses, net	6	10	36		6	11	43
Other income, net	(3)	(12)	(76)		(12)	(29)	(58)
Total costs and expenses, net	1,494	1,148	(30)		2,999	2,264	(33)
Operating Profit	$240	$159	50		$567	$312	81
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.9	33.3	2.4	ppts.	30.6	32.7	2.1	ppts.
Payroll and employee benefits	23.2	21.5	(1.7)	ppts.	22.7	22.5	(0.2)	ppts.
Occupancy and other operating expenses	29.1	30.6	1.5	ppts.	28.3	30.7	2.4	ppts.
Restaurant margin	16.8%	14.6%	2.2	ppts.	18.4%	14.1%	4.3	ppts.
Operating margin	14.2%	12.6%	1.6	ppts.	16.3%	12.6%	3.7	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	6/30/2021	6/30/2020	B/(W)		6/30/2021	6/30/2020	B/(W)
Revenues
Company sales	$533	$422	26		$1,071	$744	44
Franchise fees and income	2	1	32		4	2	56
Revenues from transactions with franchisees and unconsolidated affiliates	2	1	76		3	2	83
Other revenues	1	—	NM		1	—	NM
Total revenues	538	424	26		1,079	748	44
Costs and Expenses, Net
Company restaurants
Food and paper	160	134	(20)		320	236	(36)
Payroll and employee benefits	146	111	(32)		289	215	(34)
Occupancy and other operating expenses	157	130	(20)		310	245	(26)
Company restaurant expenses	463	375	(24)		919	696	(32)
General and administrative expenses	28	23	(19)		53	47	(12)
Franchise expenses	1	—	(32)		2	1	(35)
Expenses for transactions with franchisees and unconsolidated affiliates	2	1	(72)		3	2	(73)
Closures and impairment expenses, net	5	10	49		3	15	79
Total costs and expenses, net	499	409	(22)		980	761	(29)
Operating Profit (Loss)	$39	$15	151		$99	$(13)	NM
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.1	31.8	1.7	ppts.	29.9	31.7	1.8	ppts.
Payroll and employee benefits	27.4	26.1	(1.3)	ppts.	26.9	28.8	1.9	ppts.
Occupancy and other operating expenses	29.4	30.9	1.5	ppts.	29.0	33.1	4.1	ppts.
Restaurant margin	13.1%	11.2%	1.9	ppts.	14.2%	6.4%	7.8	ppts.
Operating margin	7.2%	3.6%	3.6	ppts.	9.2%	(1.7)%	10.9	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	6/30/2021	12/31/2020
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,209	$1,158
Short-term investments	3,139	3,105
Accounts receivable, net	105	99
Inventories, net	380	398
Prepaid expenses and other current assets	207	176
Total Current Assets	5,040	4,936
Property, plant and equipment, net	1,822	1,765
Operating lease right-of-use assets	2,205	2,164
Goodwill	841	832
Intangible assets, net	228	246
Deferred income tax assets	73	98
Investments in unconsolidated affiliates	301	85
Other assets	794	749
Total Assets	11,304	10,875

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	2,042	1,995
Income taxes payable	74	72
Total Current Liabilities	2,116	2,067
Non-current operating lease liabilities	1,941	1,915
Non-current finance lease obligations	28	28
Deferred income tax liabilities	232	227
Other liabilities	159	167
Total Liabilities	4,476	4,404

Redeemable Noncontrolling Interest	12	12

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 441 million shares and 440 million shares issued at June 30, 2021 and December 31, 2020, respectively; 421 million shares and 420 million shares outstanding at June 30, 2021 and December 31, 2020, respectively	4	4
Treasury stock	(728)	(728)
Additional paid-in capital	4,679	4,658
Retained earnings	2,415	2,105
Accumulated other comprehensive income	205	167
Total Yum China Holdings, Inc. Stockholders' Equity	6,575	6,206
Noncontrolling interests	241	253
Total Equity	6,816	6,459
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$11,304	$10,875

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Year to Date Ended
	6/30/2021	6/30/2020
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$436	$202
Depreciation and amortization	252	214
Non-cash operating lease cost	204	178
Closures and impairment expenses	11	29
Investment loss (gain)	4	(37)
Equity income from investments in unconsolidated affiliates	(27)	(34)
Distributions of income received from unconsolidated affiliates	21	25
Deferred income taxes	29	6
Share-based compensation expense	25	17
Changes in accounts receivable	(5)	6
Changes in inventories	22	35
Changes in prepaid expenses and other current assets	8	17
Changes in accounts payable and other current liabilities	16	(16)
Changes in income taxes payable	1	17
Changes in non-current operating lease liabilities	(204)	(194)
Other, net	(20)	(13)
Net Cash Provided by Operating Activities	773	452
Cash Flows – Investing Activities
Capital spending	(303)	(185)
Purchases of short-term investments	(2,824)	(1,093)
Purchase of long-term time deposits	(25)	(57)
Maturities of short-term investments	2,801	662
Contribution to unconsolidated affiliates	—	(13)
Acquisition of business, net of cash acquired	—	(177)
Investment in equity securities	(261)	—
Disposal of equity securities	—	54
Other, net	1	48
Net Cash Used in Investing Activities	(611)	(761)
Cash Flows – Financing Activities
Repurchase of shares of common stock	—	(8)
Cash dividends paid on common stock	(101)	(45)
Dividends paid to noncontrolling interests	(14)	(7)
Other, net	(4)	1
Net Cash Used in Financing Activities	(119)	(59)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	8	(6)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	51	(374)
Cash, Cash Equivalents, and Restricted Cash - Beginning of Period	1,158	1,055
Cash, Cash Equivalents, and Restricted Cash - End of Period	$1,209	$681

In this press release:

●

The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

●

System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at an average rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.

●

Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.

●

Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share ("EPS"), Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures.

	Quarter Ended		Year to Date Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$233	$128	$575	$225
Special Items, Operating Profit	(4)	(4)	(7)	(5)
Adjusted Operating Profit	$237	$132	$582	$230
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$181	$132	$411	$194
Special Items, Net Income –Yum China Holdings, Inc.	(4)	(4)	(7)	(5)
Adjusted Net Income – Yum China Holdings, Inc.	$185	$136	$418	$199
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.43	$0.35	$0.98	$0.51
Special Items, Basic Earnings Per Common Share	(0.01)	(0.01)	(0.01)	(0.02)
Adjusted Basic Earnings Per Common Share	$0.44	$0.36	$0.99	$0.53
Diluted Earnings Per Common Share	$0.42	$0.34	$0.95	$0.50
Special Items, Diluted Earnings Per Common Share	—	(0.01)	(0.01)	(0.01)
Adjusted Diluted Earnings Per Common Share	$0.42	$0.35	$0.96	$0.51
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	24.8%	25.2%	27.6%	27.8%
Impact on effective tax rate as a result of Special Items	0.3%	0.6%	0.4%	0.5%
Adjusted effective tax rate	24.5%	24.6%	27.2%	27.3%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended		Year to Date Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$181	$132	$411	$194
Net income – noncontrolling interests	12	4	25	8
Income tax provision	64	45	166	77
Interest income, net	(16)	(8)	(31)	(17)
Investment (gain) loss	(8)	(45)	4	(37)
Operating Profit	233	128	575	225
Special Items, Operating Profit	4	4	7	5
Adjusted Operating Profit	237	132	582	230
Depreciation and amortization	124	105	252	214
Store impairment charges	16	24	19	36
Adjusted EBITDA	$377	$261	$853	$480

Details of Special Items are presented below:

	Quarter Ended		Year to Date Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Share-based compensation expense for Partner PSU awards(1)	$(4)	$(1)	$(7)	$(2)
Derecognition of indemnification assets related to Daojia(2)	—	(3)	—	(3)
Special Items, Operating Profit	(4)	(4)	(7)	(5)
Tax effect on Special Items(3)	—	—	—	—
Special Items, net income – including noncontrolling interests	(4)	(4)	(7)	(5)
Special Items, net income – noncontrolling interests	—	—	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$(4)	$(4)	$(7)	$(5)
Weighted-average Diluted Shares Outstanding (in millions)	435	388	434	387
Special Items, Diluted Earnings Per Common Share	$—	$(0.01)	$(0.01)	$(0.01)

(1)

In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance. The Company recognized share-based compensation cost of $4 million and $7 million associated with the Partner PSU Awards for the quarter and year to date ended June 30, 2021, respectively, and $1 million and $2 million for the quarter and year to date ended June 30, 2020, respectively.

(2)

In the quarter ended June 30, 2020, the Company derecognized a $3 million indemnification asset previously recorded for the Daojia acquisition as the indemnification right expired pursuant to the purchase agreement. The amount was included in Other income, net, but was not allocated to any segment for performance reporting purposes.

(3)	The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2020	New Builds	Closures	Refranchised	Acquired	6/30/2021
Company-owned	5,872	410	(76)	(1)	2	6,207
Unconsolidated affiliates	677	69	(6)	—	—	740
Franchisees	617	54	(8)	1	(2)	662
Total	7,166	533	(90)	—	—	7,609

Pizza Hut

	12/31/2020	New Builds	Closures	6/30/2021
Company-owned	2,230	104	(36)	2,298
Franchisees	125	4	(2)	127
Total	2,355	108	(38)	2,425

Others

	12/31/2020	New Builds	Closures	6/30/2021
Company-owned	88	9	(8)	89
Unconsolidated affiliates	4	10	—	14
Franchisees	893	59	(66)	886
Total	985	78	(74)	989

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 6/30/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,687	$533	$13	$—	$—	$2,233
Franchise fees and income	30	2	6	—	—	38
Revenues from transactions with franchisees and unconsolidated affiliates(2)	14	2	23	125	—	164
Other revenues	3	1	64	2	(54)	16
Total revenues	$1,734	$538	$106	$127	$(54)	$2,451
Company restaurant expenses	1,403	463	14	—	(1)	1,879
General and administrative expenses	58	28	10	40	—	136
Franchise expenses	15	1	—	—	—	16
Expenses for transactions with franchisees and unconsolidated affiliates(2)	14	2	21	123	—	160
Other operating costs and expenses	1	—	63	2	(53)	13
Closures and impairment expenses, net	6	5	2	—	—	13
Other (income) expenses, net	(3)	—	2	2	—	1
Total costs and expenses, net	1,494	499	112	167	(54)	2,218
Operating Profit (Loss)	$240	$39	$(6)	$(40)	$—	$233

Quarter Ended 6/30/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,260	$422	$10	$—	$—	$1,692
Franchise fees and income	32	1	4	—	—	37
Revenues from transactions with franchisees and unconsolidated affiliates(2)	15	1	11	130	—	157
Other revenues	—	—	25	1	(10)	16
Total revenues	$1,307	$424	$50	$131	$(10)	$1,902
Company restaurant expenses	1,077	375	10	—	(1)	1,461
General and administrative expenses	42	23	11	37	—	113
Franchise expenses	16	—	—	—	—	16
Expenses for transactions with franchisees and unconsolidated affiliates(2)	15	1	9	135	—	160
Other operating costs and expenses	—	—	21	1	(9)	13
Closures and impairment expenses, net	10	10	1	—	—	21
Other (income) expenses, net	(12)	—	—	2	—	(10)
Total costs and expenses, net	1,148	409	52	175	(10)	1,774
Operating Profit (Loss)	$159	$15	$(2)	$(44)	$—	$128

Year to Date Ended 6/30/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$3,470	$1,071	$23	$—	$—	$4,564
Franchise fees and income	63	4	13	—	—	80
Revenues from transactions with franchisees and unconsolidated affiliates(2)	29	3	49	254	—	335
Other revenues	4	1	99	4	(79)	29
Total revenues	$3,566	$1,079	$184	$258	$(79)	$5,008
Company restaurant expenses	2,831	919	26	—	(1)	3,775
General and administrative expenses	113	53	19	81	—	266
Franchise expenses	31	2	—	—	—	33
Expenses for transactions with franchisees and unconsolidated affiliates(2)	29	3	45	252	—	329
Other operating costs and expenses	1	—	96	5	(78)	24
Closures and impairment expenses, net	6	3	2	—	—	11
Other (income) expenses, net	(12)	—	5	2	—	(5)
Total costs and expenses, net	2,999	980	193	340	(79)	4,433
Operating Profit (Loss)	$567	$99	$(9)	$(82)	$—	$575

Year to Date Ended 6/30/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$2,480	$744	$16	$—	$—	$3,240
Franchise fees and income	65	2	5	—	—	72
Revenues from transactions with franchisees and unconsolidated affiliates(2)	31	2	16	269	—	318
Other revenues	—	—	41	2	(17)	26
Total revenues	$2,576	$748	$78	$271	$(17)	$3,656
Company restaurant expenses	2,131	696	19	—	(2)	2,844
General and administrative expenses	88	47	19	58	—	212
Franchise expenses	32	1	—	—	—	33
Expenses for transactions with franchisees and unconsolidated affiliates(2)	31	2	13	270	—	316
Other operating costs and expenses	—	—	36	2	(15)	23
Closures and impairment expenses, net	11	15	3	—	—	29
Other (income) expenses, net	(29)	—	—	3	—	(26)
Total costs and expenses, net	2,264	761	90	333	(17)	3,431
Operating Profit (Loss)	$312	$(13)	$(12)	$(62)	$—	$225

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)	Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.
(2)

Primarily includes revenues and associated expenses of transactions with franchisees and unconsolidated affiliates derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees and unconsolidated affiliates.